EXHIBIT 5.1

[Letterhead of Vinson & Elkins L.L.P.]

April 23, 2004

Enterprise Products Partners L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:

        We have participated in the preparation of the Registration Statement on Form S-3 (such Registration Statement, being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof with respect to the registration of 10,000,000 common units (“Common Units”) of Enterprise Products Partners L.P. (“Enterprise”), which may be issued pursuant to Enterprise’s Distribution Reinvestment Plan (the “Plan”). We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).

        In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Third Amended and Restated Agreement of Limited Partnership of Enterprise, dated as of May 15, 2002, as amended (the “Partnership Agreement”), and (iii) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

        In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (ii) all Common Units will be issued and sold pursuant to the Plan in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

        Based upon and subject to the foregoing, we are of the opinion that:

        With respect to the Common Units, when the Common Units have been issued and delivered in accordance with the terms of the Plan upon payment of the consideration therefor provided for therein, then the Common Units will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described or incorporated by reference into the Prospectus).

        We hereby consent to the references to this firm under the caption “Legal Matters” included in the Prospectus and the caption “Tax Consequences” included in Enterprise’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2003, incorporated by reference into the Prospectus, and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.